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                                 Exhibit 10.7
                RETIREMENT PLAN FOR PDM NON-EMPLOYEE DIRECTORS

       (Effective for Directors retired or deceased after May 26, 1994.)

DEFINITION

This Retirement Plan is for the benefit of present and future Directors who resign from the Board of Directors who die while serving as a member of the Board of Directors, where such a Director has completed five years of service as a non-employee Director, and does not have a vested right to a benefit under any pension plan of the Company or any subsidiary of the Company. Such Director shall be referred to for the purpose of this Pension Plan as a qualifying Director.

BENEFITS

A Qualifying Director will be entitled to receive a percentage (payable quarterly after the end of each quarter) of the annual directorship retainer (excluding fees or retainers for committee membership or for attendance at any meeting) in effect on the date of his/her resignation or retirement. After five years of service, the entitlement is 50% and this entitlement will increase 10% for each completed year of service up to and including 100%. No further increase in the percentage of entitlement will occur after 10 years of service, and there is no entitlement if retirement or resignation occurs prior to five years of service as a Board Member. The retirement benefit will commence with the quarter in which a qualified Director attains age 65 (or would have attained age 65 in cases where the benefit is otherwise payable to a Qualified Director's surviving spouse) and will continue for the life of the director (or the life of a Qualified Director's surviving spouse pursuant to OTHER PROVISIONS below). Past service of present Qualifying Directors shall be counted in determining length of service.

OTHER PROVISIONS

If a Qualifying Director dies while serving on the Board and has a surviving spouse, 50% of the benefit to which the Qualified Director would then be entitled to, if the Qualified Director had been retired at time of death, will be paid to the surviving spouse as long as the surviving spouse lives.

If a Qualifying Director dies while receiving a benefit under this Retirement Plan, and the Qualifying Director has a surviving spouse at the time of death, the surviving spouse will receive 50% of the benefit as long as the surviving spouse lives.
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                             Exhibit 10.7 (Cont'd)
              RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS (Cont'd)


INELIGIBILITY FOR BENEFITS

A Director removed for "conduct detrimental" to the Company shall be ineligible for benefits under this Plan. For the purpose of this Plan, a Director shall be considered removed for "conduct detrimental" to the Company if in the sole opinion of no less than 75% of all the Directors of the Board of Directors of the Company, evidenced by a duly adopted resolution of the Board of Directors, the removal of such Director from the Board of Directors is the result of conduct materially and demonstrably injurious to the Company or is the result of any other conduct that adversely reflects on the Director's fitness to serve on the Board of Directors.

FUNDING

 No funds shall be set aside for the purpose of making payments under this Retirement Plan and said payments shall be considered as general operating expense.

ADMINISTRATION

The Plan shall be administered by the Board of Directors and it will decide all matters involving interpretation and application of the Plan.

AMENDMENTS OR TERMINATION OF PLAN

The Board of Directors shall have the right to amend or terminate this Plan at any time at its sole discretion. However, no such amendment or termination shall adversely affect the rights of any Qualifying Director who, at the time of such amendment or termination, is either receiving benefits pursuant to the terms of this Plan or who would be eligible to receive such benefits if such Director had resigned from the Board of Directors immediately prior to such amendment or termination. This Plan shall not give any Qualifying Director the right to continue as a Member of the Board of Directors.

EFFECTIVE DATE

This Plan replaces that certain Retirement Plan of PDM Outside Directors which was effective as to non-employee Directors retired or deceased between October 1, 1987 and May 26, 1994, and is effective for non-employee Directors who die or retire after May 26, 1994 in accordance with the above terms and conditions.